Filed Pursuant to Rule 433
File No. 333-192522
November 4, 2014

Pricing Term Sheet

Canadian National Railway Company

US$250,000,000 Floating Rate Notes due 2017

Issuer:	Canadian National Railway Company

Ratings (Moody’s / S&P):*	A2 / A

Security Type:	Floating Rate Notes due 2017

Size:	US$250,000,000

Maturity:	November 14, 2017

Coupon:	3-month LIBOR plus the Spread (set out below), to be reset quarterly as described in the Prospectus Supplement

Spread:	+17 bps

Price to Public:	100.000% of principal amount

Interest Payment Dates:	February 14, May 14, August 14 and November 14 of each year, commencing on February 14, 2015

Trade Date:	November 4, 2014

Settlement Date:	(T+7): November 14, 2014

CUSIP/ISIN:	136375 CC4 / US136375CC45

Joint book-running managers: Senior Co-manager: Co-managers:
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

HSBC Securities (USA) Inc.

BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the securities to which this communication relates is being made solely in jurisdictions outside Canada in compliance with the applicable rules and regulations of such jurisdictions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll free, at (800) 831-9146, RBC Capital Markets, LLC, toll free, at (866) 375-6829, or Wells Fargo Securities, LLC, toll free, at (800) 645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

November 4, 2014

Pricing Term Sheet

Canadian National Railway Company

US$350,000,000 2.950% Notes due 2024

Issuer:	Canadian National Railway Company

Ratings (Moody’s / S&P):*	A2 / A

Security Type:	2.950% Notes due 2024

Size:	US$350,000,000

Maturity:	November 21, 2024

Benchmark Treasury:	2.375% due August 15, 2024

Benchmark Treasury Price / Yield:	100-13+ / 2.326%

Spread to Benchmark Treasury:	+75 bps

Yield to maturity:	3.076%

Coupon:	2.950% per annum, accruing from November 14, 2014

Price to Public:	98.920% of principal amount

Interest Payment Dates:	May 21 and November 21, commencing on May 21, 2015

Optional Redemption:
At any time (i) prior to August 21, 2024 at the greater of (x) par and (y) the present value of the remaining scheduled payments of principal and interest, discounted at a rate of Treasury plus 12.5 basis points, and (ii) on or after August 21, 2024 at par, plus, in each case, accrued and unpaid interest

Trade Date:	November 4, 2014

Settlement Date:	(T+7): November 14, 2014

CUSIP/ISIN:	136375 CD2 / US136375CD28

Joint book-running managers: Senior Co-manager: Co-managers:
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

HSBC Securities (USA) Inc.

BMO Capital Markets Corp.
BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated
Mitsubishi UFJ Securities (USA), Inc.
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the securities to which this communication relates is being made solely in jurisdictions outside Canada in compliance with the applicable rules and regulations of such jurisdictions.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll free, at (800) 831-9146, RBC Capital Markets, LLC, toll free, at (866) 375-6829, or Wells Fargo Securities, LLC, toll free, at (800) 645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.